Filed Pursuant to Rule 433
Registration Statement No. 333-159102
November 3, 2011
Pricing Term Sheet
Becton, Dickinson and Company
1.750% Notes due November 8, 2016

Issuer:
Aggregate Principal Amount Offered:
Maturity Date:
Coupon (Interest Rate):
Price to Public (Issue Price):
Yield to Maturity:
Spread to Benchmark Treasury:
Benchmark Treasury:
Benchmark Treasury Yield:
Interest Payment Dates:
Day Count Convention:
Make-whole Redemption:
Trade Date:
Settlement Date:
CUSIP Number:
ISIN Number:
Denominations:
Joint Book-Running Managers:

Co-Managers:

Type of Offering:
Listing:
Long-term Debt Ratings:
Becton, Dickinson and Company
$500,000,000
November 8, 2016
1.750%
99.967% of principal amount
1.757%
+85 basis points
1.000% due October 31, 2016
0.907%
May 8 and November 8, commencing May 8, 2012
30/360
At any time at the greater of 100% or a discount rate of Treasury plus 15 basis points
November 3, 2011
November 8, 2011 (T+3)
075887 BB4
US075887BB48
$2,000 x $1,000
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Banca IMI S.p.A.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Crédit Agricole (USA) Securities Inc.
ING Financial Markets LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Standard Chartered Bank
Wells Fargo Securities, LLC
SEC Registered
None
Moody’s: A2 (Negative); S&P: A+ (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Filed Pursuant to Rule 433
Registration Statement No. 333-159102
November 3, 2011
Pricing Term Sheet
Becton, Dickinson and Company
3.125% Notes due November 8, 2021

Issuer:
Aggregate Principal Amount Offered:
Maturity Date:
Coupon (Interest Rate):
Price to Public (Issue Price):
Yield to Maturity:
Spread to Benchmark Treasury:
Benchmark Treasury:
Benchmark Treasury Yield:
Interest Payment Dates:
Day Count Convention:
Make-whole Redemption:

Trade Date:
Settlement Date:
CUSIP Number:
ISIN Number:
Denominations:
Joint Book-Running Managers:

Co-Managers:

Type of Offering:
Listing:
Long-term Debt Ratings:
Becton, Dickinson and Company
$1,000,000,000
November 8, 2021
3.125%
99.795% of principal amount
3.149%
+110 basis points
2.125% due August 15, 2021
2.049%
May 8 and November 8, commencing May 8, 2012
30/360
At any time at the greater of 100% or a discount rate of Treasury plus 20 basis points
November 3, 2011
November 8, 2011 (T+3)
075887 BA6
US075887BA64
$2,000 x $1,000
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Banca IMI S.p.A.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Crédit Agricole (USA) Securities Inc.
ING Financial Markets LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Standard Chartered Bank
Wells Fargo Securities, LLC
SEC Registered
None
Moody’s: A2 (Negative); S&P: A+ (Stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.